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                                    EXHIBIT A
                               RESOLUTIONS OF THE
                              BOARD OF DIRECTORS OF
                      WHITE ELECTRONIC DESIGNS CORPORATION
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                             FORM OF RESOLUTIONS OF
                            THE BOARD OF DIRECTORS OF
                      WHITE ELECTRONIC DESIGNS CORPORATION


         WHEREAS, the Board of Directors believes that the Nasdaq National Market has a greater focus on technology companies than does the American Stock Exchange; and

         WHEREAS, the Board of Directors believes that the trading system of the Nasdaq National Market and the incentives it provides to investment firms will provide the Company with the opportunity to increase its exposure among investors; and

         WHEREAS, for these reasons, the Board of Directors believes it is in the best interests of the Company and its stockholders to move the Company's listing from the American Stock Exchange to the Nasdaq National Market;

         NOW, THEREFOR, BE IT RESOLVED, that Hamid R. Shokrgozar, President and Chief Executive Officer of the Company, and such other officers as Mr. Shokrgozar may designate (individually, a "Designated Officer" and collectively, the "Designated Officers") are authorized, empowered and directed to take such actions and execute and deliver such documents as such Designated Officer shall determine to be necessary or appropriate to transfer the securities of the Company presently listed on the American Stock Exchange to the Nasdaq National Market, with such determination to be conclusively evidenced by the performance of such acts and the execution of such documents.

         FURTHER RESOLVED, that all actions heretofore taken by the officers, directors, or agents of the Corporation relating to the foregoing matters and resolutions be, and they hereby are, approved, adopted, ratified, and confirmed in all respects as if they had been done pursuant to specific authority granted to them by the Board of Directors.

         FURTHER RESOLVED, that any resolution or resolutions required by the American Stock Exchange or the Nasdaq for the removal from listing and the listing of the Company's securities be considered as adopted as if at a duly held meeting of the Board of Directors, and the Secretary of the Corporation is authorized to so certify.
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                      WHITE ELECTRONIC DESIGNS CORPORATION
                              OFFICER"S CERTIFICATE


         The undersigned being the duly elected and acting President and Chief Executive Officer of White Electronic Designs Corporation, an Indiana corporation (the "Company") certifies that attached hereto as EXHIBIT A is a true and complete copy of resolutions duly adopted by the Board of Directors of the Company at a duly called and noticed meeting of such directors held May 18, 2000, and that such resolutions have not been rescinded, amended or modified and continue in full force and effect as of the date hereof.

         IN WITNESS WHEREOF, I have hereunto set my hand on this 18th day of May, 2000.


                                      /S/ Hamid Shokrgozar
                                   Name:  Hamid Shokrgozar
                                   Title:  President and Chief Executive Officer